Exhibit 99.2

To:	All Allergan Employees

From:	David E. I. Pyott, Chairman of the Board and CEO

Re:	Allergan Update

Colleagues:

As you know, on Monday, May 12th, we announced the decision of the Allergan Board of Directors to unanimously reject Valeant’s unsolicited proposal after concluding that it substantially undervalues Allergan and is not in the best interest of our company, our stockholders, our customers, and our employees.

Since that time, Jeff Edwards and I, together with our Investor Relations team and our banking advisors, have traveled all over the United States to meet with many of our stock analysts, and, especially, most of our largest stockholders. These meetings have been extremely productive as they provided us with the opportunity to share our plans for continued growth moving forward. As part of our ongoing review of our business needs, Allergan senior management had started work on a new enhanced growth plan about 9 months ago, and hence, we were able to rapidly finalize this plan, have it approved by the Allergan Board of Directors, and present it to the investment community last week.

Our growth plan details an outlook for double digit sales growth and compound annual growth of Earnings per Share of 20% for the coming years up to 2019. Given our long term track record of delivering on our objectives, we have credibility with most investors and they responded favorably to our plan. In addition to delivering these strong performance metrics, we also expect to generate about $14 billion in Free Cash Flow. We listened carefully to investors’ perspectives and heard that they would like to see us harnessing this financial strength to create even more stockholder value by, among other suggestions, either purchasing growth oriented companies or technologies that fit our strategy and operating model, and/or buying back Allergan stock.

From the conversations with investors, it was also apparent that many share our belief, as well as that of our advisors and industry experts, that Valeant’s business model with low organic sales growth, serial acquisitions and cutting of R&D, sales and marketing, and overheads is not sustainable. Given that the Valeant proposal includes a substantial amount of Valeant stock in exchange for acquiring Allergan, this is a serious concern for the Allergan Board of Directors, who have a duty to protect the interests of all Allergan stockholders.

In the coming months, you may see a lot of activity in the media, with attacks launched on Allergan by Valeant and Pershing Square. You will also see announcements on several Allergan initiatives. I would ask that you avoid distraction and continue to believe that we have built a unique company and culture that is focused on putting customers and patients first and investing in innovation. You should be prepared that this battle may continue throughout the remainder of 2014, and perhaps even into early 2015. Obviously, the best strategy is extraordinary performance. I am proud of our incredibly strong team and delighted that 2014 will be probably the strongest growth year in Allergan’s long and successful history.

Valeant has announced its intention to hold a webcast on May 28th to improve the terms of its offer to acquire Allergan. You can be assured that the Allergan Board of Directors, and the small team of Allergan employees who are dedicated to dealing with Valeant and Pershing Square, will be ready.

In conclusion, it is critical that the Allergan team around the world remains focused on delivering great results against all of our company priorities. Thank you all for your dedication and belief in our culture.

David